                       [KPMG PEAT MARWICK LLP LETTERHEAD]




Securities and Exchange Commission                            January 7, 1998
Washington D.C.  20549



Ladies and Gentlemen:

We were previously principal accountants for WRT Energy Corporation and, under the date of July 3, 1997, we reported on the consolidated financial statements of WRT Energy Corporation as of and for the years ended December 31, 1996 and 1995. On December 10, 1997, we resigned. We have read WRT Energy Corporation's statements included under Item 4 of its Form 8-K dated December 24, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with WRT Energy Corporation's statement that they had engaged Hogan & Slovacek as the independent auditors.



                                                   Very truly yours,


                                                   /s/ KPMG Peat Marwick LLP